Exhibit 4.1

Exhibit B

Form of Warrant Certificate

[FACE]

Warrant

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE

EXERCISE PERIOD SET FORTH BELOW

ARES ACQUISITION CORPORATION II

Incorporated Under the Laws of the Cayman Islands

Warrant Certificate

Reference is made to (i) the Non-Redemption Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Non-Redemption Agreement”) dated September [•], 2025 by and between Ares Acquisition Corporation II, a Cayman Islands exempted company (the “Company”) and [•] (the “Investor”) and (ii) the Business Combination Agreement, dated April 14, 2025 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Kodiak Robotics, Inc., a Delaware corporation, and the other parties to the Business Combination Agreement. As more fully described in the Business Combination Agreement, prior to the closing of the transactions contemplated by the Business Combination Agreement, the Company will transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Companies Act (the “Domestication”). Following the Domestication, subject to shareholder approval, the Company will be a corporation incorporated under the laws of the State of Delaware and will be renamed “Kodiak AI, Inc.” Notwithstanding anything to the contrary set forth in the Warrant Agreement (as defined below), for purposes of this Warrant Certificate and the Warrants (as defined below) evidenced by this Warrant Certificate, references to “Ordinary Shares” in this Warrant Certificate and the Warrant Agreement shall be deemed to be references to shares of common stock of Kodiak AI, Inc., par value $0.0001 per share.

This Warrant Certificate certifies that the Investor or its registered assigns, is the registered holder of warrants evidenced by this Warrant Certificate (the “Warrants” and each, a “Warrant”) to purchase Ordinary Shares. Each Warrant entitles the holder, upon exercise during the Exercise Period (as defined below), to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to this Warrant Certificate and the Warrant Agreement, payable in US dollars, by bank wire or certified check (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth in this Warrant Certificate and in the Warrant Agreement. Capitalized terms used but not defined in this Warrant Certificate have the meanings given to them in the Warrant Agreement. In the event of a conflict between this Warrant Certificate and the Warrant Agreement, the provisions of this Warrant Certificate shall prevail.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Notwithstanding anything to the contrary set forth in the Warrant Agreement, for purposes of this Warrant Certificate and the Warrants evidenced by this Warrant Certificate, the initial Warrant Price per Ordinary Share for any Warrant shall equal $12.00 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth below and as set forth in the Warrant Agreement. Notwithstanding the foregoing, for the avoidance of doubt, the provisions of Section 4.3.2 of the Warrant Agreement shall not apply to the Warrants evidenced by this Warrant Certificate. In addition, if on the 46th trading day following the date that is six months after the Closing Date, the VWAP (the “Measurement Price”) is less than the Warrant Price then in effect, then the Warrant Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $8.00. In addition, if on the 46th trading day following the date that is nine months after the Closing Date, the VWAP (the “Second Measurement Price”) is less than the Warrant Price then in effect, then the Warrant Price then in effect shall be reduced to an amount equal to the greater of (i) the Second Measurement Price and (ii) $6.00. In addition, notwithstanding anything to the contrary set forth in this Warrant Certificate or the Warrant Agreement, the adjustments set forth in Section 7(c) of the Certificate of Designation (“Adjustment of Conversion Price upon Issuance of Common Stock”) shall apply to the Warrant Price mutatis mutandis.

Notwithstanding anything to the contrary set forth in the Warrant Agreement, for purposes of this Warrant Certificate and the Warrants evidenced by this Warrant Certificate, the term “Exercise Period” shall mean the period commencing on the date of this Warrant Certificate and terminating at the earliest to occur of: (x) 5:00 p.m., New York City time on the date that is six years after the date on which the Company completes the Business Combination, and (y) the liquidation of the Company. To the extent not exercised by the end of the Exercise Period, the Warrants shall become void. In addition, notwithstanding anything to the contrary set forth in this Warrant Certificate or the Warrant Agreement, the provisions of Sections 6.1, 6.2, and 6.3 of the Warrant Agreement shall not apply to the Warrants evidenced by this Warrant Certificate.

Reference is made to the further provisions of this Warrant Certificate set forth on Annex A to this Warrant Certificate and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

ARES ACQUISITION CORPORATION II

By:
Name:
Title:	Authorized Signatory

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Annex A

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Ordinary Shares and are issued pursuant to (i) the Non-Redemption Agreement and (ii) the Warrant Agreement dated as of April 20, 2023 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is incorporated by reference in and made a part of this instrument. The Warrant Agreement contains a description of the rights, limitation of rights, obligations, duties and immunities of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants.

Warrants may be exercised at any time during the Exercise Period set forth in this Warrant Certificate. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth on Annex B to this Warrant Certificate properly completed and executed, together with payment of the Warrant Price as specified in this Warrant Certificate (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced by this Warrant Certificate the number of Warrants exercised shall be less than the total number of Warrants evidenced by this Warrant Certificate, there shall be issued to the holder of this Warrant Certificate or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything in this Warrant Certificate or the Warrant Agreement to the contrary, the Registered Holder shall not be entitled to the registration rights set forth in Section 7.4.1 of the Warrant Agreement with respect to the issuance of the Ordinary Shares issuable upon exercise of the Warrants and shall instead be entitled to the registration rights set forth in Section 7 of the form of Subscription Agreement filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 15, 2025, mutatis mutandis.

For purposes of the Warrants evidenced by this Warrant Certificate, the obligations and limitations set forth in Section 3.3.2 of the Warrant Agreement shall not apply. Instead, for purposes of the Warrants evidenced by this Warrant Certificate, as soon as practicable after the exercise of any such Warrant and the clearance of the funds in payment of the Warrant Price (as applicable), the Company shall issue to the Registered Holder a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Ordinary Shares as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced this Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of this Warrants remaining after such exercise.

Furthermore, notwithstanding anything in this Warrant Certificate or the Warrant Agreement to the contrary, in connection with any exercise of the Warrants evidenced by this Warrant Certificate, the Company will be entitled to choose whether such exercise is made for cash or on a “cashless basis”.

If, upon exercise of a Warrant, the holder of such Warrant would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder of such Warrant Certificate in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) of this Warrant Certificate as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing on this Warrant Certificate made by anyone), for the purpose of any exercise of this Warrant Certificate, of any distribution to the holder(s) of this Warrant Certificate, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder of this Warrant Certificate to any rights of a shareholder of the Company.

In addition to the terms defined elsewhere in this Warrant Certificate, the following terms have the meanings set forth below:

•

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of 9.99% Series A Cumulative Convertible Preferred Stock in the form filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 15, 2025.

•	“Closing Date” has the meaning given to it in the Certificate of Designation.

•	“VWAP” has the meaning given to it in the Certificate of Designation.

Annex B

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Ordinary Shares and tenders payment for such Ordinary Shares to the order of Ares Acquisition Corporation II (the “Company”) in the amount of $    in accordance with the terms of this Election to Purchase. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of      whose address is      and that such Ordinary Shares be delivered to      whose address is      . If said number of shares is less than all of the Ordinary Shares purchasable pursuant to the Warrant Certificate, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of     , whose address is      and that such Warrant Certificate be delivered to    , whose address is      .

If the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant Section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder of this Warrant Certificate shall complete the following: The undersigned irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable pursuant to this Warrant Certificate (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of     , whose address is and that such Warrant Certificate be delivered to     , whose address is     .

[Signature Page Follows]

Date:

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE).